IMMUCELL CORPORATION

EXHIBIT 10.2

FORM OF INCENTIVE STOCK OPTION AGREEMENT

ImmuCell Corporation, a Delaware corporation (hereinafter the “Company”), hereby grants to __________ (the “Optionee”), pursuant to the Company’s 1989 Stock Option and Incentive Plan (hereinafter the “1989 Plan’), a copy of which is attached hereto as Exhibit A, and Incentive Stock Option (the “Option”) to purchase ______(            ) shares of common stock of the Company at price of $________ per share, such price being equal to the Fair Market Value (as defined in the 1989 Plan) of the common stock on the date hereof.

This Option is specifically subject to all of the terms and conditions of the 1989 Plan with the same force and effect as if fully set forth in this Option. In the event of any inconsistency or misunderstanding with respect to the terms of this Option, as compared with the provisions of the 1989 Plan, the provisions of the 1989 Plan shall control and prevail.

1. EXERCISE.

This Option may be exercised in full or in part pursuant to the procedures and requirements set forth in the 1989 Plan. This Option shall be exercisable according to the following schedule:

The purchase price for the shares purchased upon exercise of this Option shall be paid in cash or certified check, or at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company (i) by the delivery of shares of the Company’s common stock with a Fair Market Value at the time of exercise equal to the total option price, or (ii) by any combination of the methods described above. As soon as practicable following an exercise of this Option by delivery to the Company of the exercise price, the Company shall provide the Optionee with a certificate for the shares being purchased. Such certificates shall have endorsed thereon any legends required under federal or state securities laws.

2. NON-TRANSFERABILITY.

Except as otherwise provided in the 1989 Plan, this Option is not transferable by the Optionee, and is exercisable only pursuant to the terms and limitations of the 1989 Plan.

3. TERMINATION OF OPTION.

Unless earlier terminated pursuant to the terms of the 1989 Plan, this Option shall terminate ____(            ) years from the dare hereof, on ___________ , and may not be exercised after that date. If the Optionee’s employment by the Company shall terminate for any reason other than disability or death, his or her rights under this Option shall be governed by Section II.2.(c) (ii) of the 1989 Plan; if the Optionee’s employment by the Company shall terminate by reason of disability, his or her rights under this Option shall be governed by Section II.2. (c) (iii) of the 1989 Plan; and if the Optionee’s employment by the Company shall terminate by death, his or her rights under this Option shall be governed by Section II.2 (c) (iv) of the 1989 Plan.

4. ACKNOWLEDGEMENT OF OPTIONEE.

The Optionee hereby accepts the grant of the foregoing Option and agrees to be bound by its terms and provisions. The Optionee further acknowledges receipt of a copy of the 1989 Plan, that he or she has read and understood the same, and agrees to be bound by its terms, conditions and restrictions.

5. DATE OF OPTION.

The Option is granted as of ___________________

IMMUCELL CORPORATION

By:
Its:	Chief Financial Officer and Treasurer

Optionee